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                                                                       EXHIBIT 5

                                 BAKER & DANIELS
                      300 NORTH MERIDIAN STREET, SUITE 2700
                           INDIANAPOLIS, INDIANA 46204
                               TEL: (317) 237-0300
                               FAX: (317) 237-1000

November 26, 2003

Anthem, Inc.
120 Monument Circle
Indianapolis, IN 46204

Ladies and Gentlemen:

                  We have acted as counsel to Anthem, Inc., an Indiana corporation (the "Company"), in connection with the proposed merger (the "Merger") of WellPoint Health Networks Inc., a Delaware corporation ("WellPoint"), with and into Anthem Holding Corp., an Indiana corporation and a direct wholly owned subsidiary of the Company ("Merger Sub"), pursuant to the Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003, among the Company, Merger Sub and WellPoint (the "Merger Agreement") and in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement"), and the joint proxy statement/prospectus included therein, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act") relating to the issuance of shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), to be issued in the Merger.

                  In furnishing this opinion, we have examined such corporate records, documents, certificates and other instruments and we have reviewed such matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to any facts material to our opinion expressed below, we have relied upon the representations and warranties of the various parties to the Merger Agreement. In rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies; and (ii) the correctness and completeness of all documents and certificates of all public officials.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Company Common Stock to be issued by the Company to the holders of common stock, $0.01 par value, of WellPoint upon consummation of the Merger, are validly authorized and, when the Registration Statement shall have become effective and the Company Common Stock has been issued and delivered in accordance with the terms and conditions of the Merger Agreement following approval of such issuance by the requisite vote of the Company's shareholders, such shares of Company Common Stock will be legally issued, fully paid and nonassessable.

                  In rendering the foregoing opinion, we express no opinion with respect to the laws of any jurisdiction other than the laws of the State of Indiana and the federal laws of the United States.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the reference to us under the heading "LEGAL MATTERS" in the joint proxy statement/prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Commission promulgated thereunder.

                                                     Yours very truly,

                                                     /s/Baker & Daniels